Exhibit 99.1

1

GBT JERSEYCO LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
(in $ millions except share and per share data)	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$329	$516
Accounts receivable (net of allowances for doubtful accounts of $5 and $4 as of March 31, 2022 and December 31, 2021, respectively)	562	381
Due from affiliates	9	18
Prepaid expenses and other current assets	143	137
Total current assets	1,043	1,052
Property and equipment, net	213	216
Equity method investments	16	17
Goodwill	1,346	1,358
Other intangible assets, net	718	746
Operating lease right-of-use assets	54	59
Deferred tax assets	300	282
Other non-current assets	46	41
Total assets	$3,736	$3,771
Liabilities, preferred shares, and shareholders’ equity
Current liabilities:
Accounts payable	$289	$137
Due to affiliates	41	41
Accrued expenses and other current liabilities	448	519
Current portion of operating lease liabilities	20	21
Current portion of long-term debt	3	3
Total current liabilities	801	721
Long-term debt, non-current, net of unamortized debt discount and debt issuance costs	1,020	1,020
Deferred tax liabilities	119	119
Pension liabilities	316	333
Long-term operating lease liabilities	55	61
Other non-current liabilities	26	23
Total liabilities	2,337	2,277
Commitments and Contingencies (see note 11)
Preferred shares (par value $€0.00001; 3,000,000 shares authorized; 1,500,000 shares issued and outstanding as of both March 31, 2022 and December 31, 2021; redemption amount of $165 and $160 as of March 31, 2022 and December 31, 2021, respectively)	165	160
Shareholders’ equity:
Voting ordinary shares (par value €0.00001; 40,000,000 shares authorized; 36,000,000 shares issued and outstanding as of both March 31, 2022 and December 31, 2021)	—	—
Non-Voting ordinary shares (par value €0.00001; 15,000,000 shares authorized; 8,413,972 shares issued and outstanding as of both March 31, 2022, and December 31, 2021)	—	—
Profit Shares (par value €0.00001; 800,000 shares authorized, issued and outstanding as of both March 31, 2022 and December 31, 2021)	—	—
Management Incentive Plan Shares (par value €0.00001, 4,764,000 shares authorized; Nil shares issued and outstanding as of both March 31, 2022 and December 31, 2021)	—	—
Additional paid-in capital	2,558	2,560
Accumulated deficit	(1,156)	(1,065)
Accumulated other comprehensive loss	(169)	(162)
Total equity of the Company’s shareholders	1,233	1,333
Equity attributable to noncontrolling interest in subsidiaries	1	1
Total shareholders’ equity	1,234	1,334
Total liabilities, preferred shares, and shareholders’ equity	$3,736	$3,771

See notes to condensed consolidated financial statements

2

GBT JERSEYCO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
(in $ millions, except share and per share data)	2022	2021
Revenue	$350	$126
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	173	82
Sales and marketing	72	43
Technology and content	90	57
General and administrative	65	39
Restructuring charges	2	—
Depreciation and amortization	44	34
Total operating expenses	446	255
Operating loss	(96)	(129)
Interest expense	(19)	(11)
Other income, net	—	5
Loss before income taxes and share of losses from equity method investments	(115)	(135)
Benefit from income taxes	25	22
Share of losses from equity method investments	(1)	(1)
Net loss	(91)	(114)
Net loss attributable to non-controlling interests in subsidiaries	—	—
Net loss attributable to the Company	(91)	(114)
Preferred shares dividend	(5)	—
Net loss attributable to the shareholders of the Company’s ordinary shares	$(96)	$(114)

Loss per share attributable to the shareholders of the Company’s ordinary shares – Basic and Diluted:
Loss per share	$(2.15)	$(3.16)
Weighted average number of shares outstanding	44,413,972	36,000,000

See notes to condensed consolidated financial statements

3

GBT JERSEYCO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended March 31,
(in $ millions)	2022	2021
Net loss	$(91)	$(114)
Other comprehensive loss, net of tax:
Change in currency translation adjustments, net of tax	(16)	(9)
Unrealized gains on cash flow hedge, net of tax	9	—
Other comprehensive loss, net of tax	(7)	(9)
Comprehensive loss	(98)	(123)
Comprehensive loss attributable to non-controlling interests in subsidiaries	—	—
Preferred Shares dividend	(5)	—
Comprehensive loss attributable to the Company	$(103)	$(123)

See notes to condensed consolidated financial statements

4

GBT JERSEYCO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
(in $ millions)	2022	2021
Operating activities:
Net loss	$(91)	$(114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44	34
Deferred tax benefit	(26)	(22)
Equity-based compensation	3	—
Release of allowance for doubtful accounts	—	(2)
Share of losses from equity-method investments	1	1
Amortization of debt discount and debt issuance costs	1	1
Pension contributions	(6)	(5)
Changes in working capital, net of effects from acquisitions
Accounts receivables	(189)	6
Prepaid expenses and other current assets	(3)	38
Due from affiliates	9	(4)
Due to affiliates	—	1
Accounts payable, accrued expenses and other current liabilities	93	(43)
Other	10	(5)
Net cash used in operating activities	(154)	(114)

Investing activities:
Purchase of property and equipment	(21)	(9)
Business acquisition, net of cash acquired	—	(53)
Net cash used in investing activities	(21)	(62)

Financing activities:
Proceeds from issuance of preferred shares	—	50
Proceeds from senior secured prior tranche B-2 term loans	—	50
Repayment of senior secured term loans	(1)	(2)
Repayment of finance lease obligations	(2)	(2)
Payment of lender fees and issuance costs for senior secured term loans facilities	—	(6)
Payment of offering costs	(4)	—
Capital distributions to shareholders	—	(1)
Net cash (used in) from financing activities	(7)	89
Effect of exchange rates changes on cash, cash equivalents and restricted cash	(3)	(3)
Net decrease in cash, cash equivalents and restricted cash	(185)	(90)
Cash, cash equivalents and restricted cash, beginning of period	525	593
Cash, cash equivalents and restricted cash, end of period	$340	$503

Supplemental cash flow information:
Cash (received) paid for income taxes (net of refunds)	$(1)	$2
Cash paid for interest (net of interest received)	$18	$10
Dividend accrued on preferred shares	$5	$—
Non-cash additions for operating lease right-of-use assets	$—	$11
Deferred offering costs accrued during the period	$4	$—

See notes to condensed consolidated financial statements

5

GBT JERSEYCO LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN TOTAL SHAREHOLDERS’ EQUITY

(Unaudited)

	Voting ordinary shares		Non-Voting ordinary shares		Profit shares				Accumulated	Total equity	Equity attributable to non-
(in $ millions, except share data)	Number	Amount	Number	Amount	Number	Amount	Additional paid-in capital	Accumulated deficit	other comprehensive loss	of the Company’s shareholders	controlling interest in subsidiaries	Total shareholders’ equity
Balance as of December 31, 2021	36,000,000	—	8,413,972	—	800,000	—	2,560	(1,065)	(162)	1,333	1	1,334
Dividend on preferred shares (see note –13)	—	—	—	—	—	—	(5)	—	—	(5)	—	(5)
Equity-based compensation	—	—	—	—	—	—	3	—	—	3	—	3
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	(7)	(7)	—	(7)
Net loss	—	—	—	—	—	—	—	(91)	—	(91)	—	(91)
Balance as of March 31, 2022	36,000,000	$—	8,413,972	$—	800,000	$—	$2,558	$(1,156)	$(169)	$1,233	$1	$1,234

	Voting ordinary shares		Non-Voting ordinary shares		Profit shares				Accumulated	Total equity	Equity attributable to non-
(in $ millions, except share data)	Number	Amount	Number	Amount	Number	Amount	Additional paid-in capital	Accumulated deficit	other comprehensive loss	of the Company’s shareholders	controlling interest in subsidiaries	Total shareholders’ equity
Balance as of December 31, 2020	36,000,000	—	—	—	800,000	—	1,752	(592)	(179)	981	3	984
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	(9)	(9)	—	(9)
Net loss	—	—	—	—	—	—	—	(114)	—	(114)	—	(114)
Balance as of March 31, 2021	36,000,000	—	—	—	800,000	—	1,752	(706)	(188)	858	3	861

Management incentive plan shares have been excluded from the above statement as there are no related shares issued and outstanding as of both March 31, 2022 and March 31, 2021.

See notes to condensed consolidated financial statements

6

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Business Description and Basis of Presentation

GBT JerseyCo Limited (“Global Business Travel” or “GBT”) was incorporated on November 28, 2019 under the Companies (Jersey) Law 1991. GBT is a joint venture with 50% of its voting shares held by American Express Travel Holdings Netherlands Coöperatief U.A. (“Amex Coop”), a resident of the Netherlands and the other 50% of its voting shares held by Juweel Investors (SPC) Limited (a successor entity of Juweel Investors Limited) (“Juweel”), a resident of Cayman Islands. Following acquisition of the Egencia business (“Egencia”) from EG Corporate Travel Holdings LLC (“Expedia”) on November 1, 2021, GBT issued 8,413,972 non-voting ordinary shares to Expedia and as of March 31, 2022, Amex Coop, Juweel and Expedia own approximately 40.5%, 40.5% and 19.0%, respectively, of the equity interest in GBT, excluding preferred shares, Profit Shares, MIP Shares (see note 13 – Shareholders’ Equity) and MIP Options (see note 12 – Equity-Based Compensation) as of such date. GBT is a tax resident in the United Kingdom (“U.K.”). GBT and its consolidated subsidiaries are herein referred to as the “Company.”

On December 2, 2021, GBT entered into a definitive business combination agreement (“Business Combination Agreement”) with Apollo Strategic Growth Capital (“APSG”), a special purpose acquisition company, listed on the New York Stock Exchange (the “Business Combination”). The Business Combination closed on May 27, 2022 upon satisfaction of the closing conditions provided in the Business Combination Agreement, including approval by APSG’s shareholders and certain regulatory approvals. Upon closing of the Business Combination, APSG was renamed as Global Business Travel Group, Inc. (“GBTG”). The Business Combination will be accounted for as a reverse recapitalization, with no assets or liabilities fair valued or any goodwill and other intangible assets recognized (see note 18 – Subsequent Events).

The Company has one reportable segment.

Business Description

The Company provides a business-to-business travel platform with a full suite of differentiated, technology-enabled solutions to business travelers and corporate clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. The Company manages end-to-end logistics of corporate travel and provides a link between businesses, their employees, travel suppliers and other industry participants.

Impact of COVID-19

Since March 2020, the outbreak of the novel strain of the coronavirus, COVID-19 (the "COVID-19 pandemic"), has severely restricted the level of economic activity around the world and continues to have an unprecedented effect on the global travel and hospitality industry. In response to the COVID-19 pandemic, many governments around the world implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19 pandemic, including travel restrictions, practicing social distancing, quarantine advisories or requirements, restrictions on business operations and closure of non-essential businesses. The various government measures to contain spread of COVID-19 pandemic significantly reduced business travel and hotel bookings and continue to have a material adverse impact on the number of new bookings.

While many countries have vaccinated a reasonable proportion of their population, the rate and pace of vaccination globally, the severity and duration of resurgence, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in economic recovery. Overall, the ultimate impact and duration of the COVID-19 pandemic remains uncertain and will depend upon future developments, which are difficult to predict.

However, with the spread of the virus now being contained to varying degrees in certain countries during different times, travel restrictions have been lifted and clients have become more comfortable traveling, particularly to domestic locations. This has led to a moderation of the more severe declines in business travel bookings experienced at certain points since the COVID-19 pandemic began. Despite the continued negative impact of the COVID-19 pandemic on the Company’s business, the Company has seen improvement in its transaction volume during the second half of 2021 and first quarter of 2022 as compared to the prior year / period as COVID-19 vaccines continued to be administered and some travel restrictions relaxed. The Company incurred a net loss of $91 million and had cash outflows from operations of $154 million during the three months ended March 31, 2022 compared to a net loss of $114 million and cash outflows from operations of $114 million during the three months ended March 31, 2021.

7

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of March 31, 2022, the Company’s pro forma liquidity was over $700 million and primarily consisted of:

•

$557 million of pro forma cash and cash equivalents (comprising of (i) $329 million of cash and cash equivalents as of March 31, 2022 (ii) $128 million net proceeds received upon closing of the Business Combination and (iii) $100 million of principal amount of senior secured tranche B-3 term loans borrowed in May 2022 (see note 10 – Long-term Debt and note 18 – Subsequent Events)),

•	$100 million of currently undrawn commitments remaining under the senior secured tranche B-3 term loan facilities, which are available on a delayed-draw basis until mid-June 2022, subject to certain customary borrowing conditions, and

•	$50 million of undrawn commitments under the senior secured revolving credit facility (subject to the satisfaction of applicable borrowing conditions and compliance with applicable covenants related to borrowings thereunder).

On May 25, 2022, the Company issued a notice to the administrative agent under the senior secured credit agreement requesting an additional borrowing of the last remaining $100 million of delayed draw commitments under the senior secured tranche B-3 term loan facilities (see note 10 – Long-term Debt and note 18 – Subsequent Events). Further, the Company continues to consider measures to optimize efficiency and reduce costs as they become necessary. The Company also continued to access government funding in some of its operating territories.

The Company believes this liquidity is important given its limited ability to predict its future financial performance due to the uncertainty associated with the COVID-19 pandemic and the measures implemented in response to the COVID-19 pandemic. Based on the financial mitigation measures taken and available funding capacity and the expected Business Combination transaction, the Company believes it has adequate liquidity to meet its expected future operating, investing and financing needs of the business for a minimum period of twelve months after the date the condensed consolidated financial statements are available for issuance.

Basis of Presentation

The Company’s condensed consolidated financial statements include the accounts of GBT, GBT’s wholly-owned subsidiaries and entities controlled by GBT. There are no entities that have been consolidated due to control through operating agreements, financing agreements or as the primary beneficiary of a variable interest entity. The Company reports the non-controlling ownership interests in subsidiaries that are held by third-party owners as equity attributable to non-controlling interests in subsidiaries on the condensed consolidated balance sheets. The portion of income or loss attributable to third-party owners for the reporting periods is reported as net income (loss) attributable to non-controlling interests in subsidiaries on the condensed consolidated statements of operations. The Company has eliminated intercompany transactions and balances in its condensed consolidated financial statements.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. The Company has included all adjustments necessary for a fair presentation of the results of the interim period. These adjustments consist of normal recurring items. The Company’s interim unaudited condensed consolidated financial statements are not necessarily indicative of results that may be expected for any other interim period or for the full year. These interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2021.

8

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the condensed consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, supplier revenue, collectability of receivables, depreciable lives of property and equipment, acquisition purchase price allocations including valuation of acquired intangible assets and goodwill, equity-based compensation, valuation of operating lease right-of-use (“ROU”) assets, impairment of goodwill, other intangible assets, long-lived assets and investments in equity method investments, valuation allowances on deferred income taxes and contingencies. Actual results could differ materially from those estimates.

The COVID-19 pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, which may cause further business disruptions and adversely impact the Company’s results of operations. As a result, many of the Company’s estimates and assumptions required increased judgment. As events continue to evolve and additional information becomes available, the Company’s estimates may change materially in future periods.

(2)	Recently Issued accounting Pronouncements

Accounting Pronouncements – Adopted

Income Taxes

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Income taxes (Topic 740): Simplifying the Accounting for Income Taxes” that amends the guidance to simplify accounting for income taxes, including elimination of certain exceptions in current guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments (changes from a subsidiary to equity method investments and vice versa), etc. The Company adopted this guidance on January 1, 2022 and did not have any material impact on its condensed consolidated financial statements upon the adoption of this guidance.

Freestanding Equity-Classified Written Call Options

In May 2021, the FASB issued ASU No. 2021-04, “Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options” which provides a principles-based framework for issuers to account for a modification or exchange of freestanding equity-classified written call options. The new guidance clarifies that to the extent applicable, issuers should first reference other accounting principles to account for the effect of a modification. If other accounting principles are not applicable, the guidance clarifies whether to account for the modification or exchange as (1) an adjustment to equity, with the related earnings per share implications, or (2) an expense, and if so, the manner and pattern of recognition. The accounting depends on the substance of the transaction, such as whether the modification or exchange is the result of raising equity, a financing transaction, or some other event. The Company adopted this guidance on January 1, 2022 and did not have any material impact on its condensed consolidated financial statements upon the adoption of this guidance.

Disclosures about Government Assistance

In November 2021, the FASB issued ASU No. 2021-10, “Disclosures by Business Entities about Government Assistance” which provides for disclosures by business entities about government assistance. The amendments in this update require disclosures about transactions with a government that have been accounted for by analogizing to a grant or contribution accounting model to increase transparency about (1) the nature and types of transactions, (2) the accounting for the transactions, and (3) the effect of the transactions on an entity’s financial statements. The guidance is effective for the Company for annual periods beginning after December 15, 2021, with early application permitted, and can be applied either prospectively or retrospectively. The Company adopted this guidance on January 1, 2022 and did not have any material impact on its condensed consolidated financial statements upon the adoption of this guidance.

9

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Governments of multiple countries extended several programs to help businesses during the COVID-19 pandemic through loans, wage subsidies, tax relief or deferrals and other financial aid. The Company has participated in several of these government programs. A substantial portion of these government support payments were to ensure that the Company continues to pay and maintain the employees on its payroll and does not make them redundant as the demand for travel services significantly reduced due to the Covid-19 pandemic. During the three months ended March 31, 2022 and 2021, the Company recognized in its condensed consolidated statements of operations government grants and other assistance benefits for salaries and wages (mainly furlough support payments) of $6 million and $26 million, respectively, as a reduction of expenses. As at March 31, 2022 and December 31, 2021, the Company had a receivable of $8 million and $6 million, respectively, in relation to such government grants, that is included in the accounts receivable balance in the condensed consolidated balance sheets. These relate to payments that are expected to be received under the government programs where the Company has met the qualifying requirements and it is probable that payments will be received. The majority of this receivable is expected to be received during 2022.

Accounting Pronouncements – Not Yet Adopted

Credit Losses

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, a new guidance on the measurement of credit losses for financial assets measured at amortized cost, which includes accounts receivable. The new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The adoption date of this guidance was subsequently deferred by one year and is now effective for the Company for annual periods beginning after December 15, 2022, including interim periods within those annual periods. The Company is currently evaluating the impact of the adoption of the guidance on its condensed consolidated financial statements.

Reference rate reforms

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides expedients and exceptions to existing guidance on contract modifications and hedge accounting that is optional to facilitate the market transition from a reference rate, including the London Interbank Offered Rate (“LIBOR”) expected to be discontinued because of reference rate reform, to a new reference rate. The provisions of this ASU would impact contract modifications and other changes that occur while LIBOR is phased out. The guidance is effective upon issuance and generally can be applied to applicable contract modifications through December 31, 2022. The Company is in the process of evaluating the optional relief guidance provided within this ASU and is also reviewing its debt and hedge instruments that utilizes LIBOR as the reference rate. The Company will continue to evaluate and monitor developments and its assessment of this guidance during the LIBOR transition period.

Contracts with Customers Acquired in a Business Combination

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” to add contract assets and contract liabilities acquired in a business combination to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with the revenue recognition guidance. This updated guidance amends the current business combination guidance where an acquirer generally recognizes such items at fair value on the acquisition date. The guidance is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, and is to be applied prospectively to all business combinations that occur on or after the date of initial application. The Company is currently evaluating the impact of the adoption of the guidance on its condensed consolidated financial statements.

10

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(3)	Revenue from Contracts with Customers

The Company disaggregates revenue based on (i) Travel Revenue which include all revenue relating to servicing a transaction, which can be air, hotel, car rental, rail or other travel-related booking or reservation and (ii) Product and Professional Services Revenue which include all revenue relating to using the Company’s platform, products and value-added services. The following table presents the Company’s disaggregated revenue by nature of service. Sales and usage-based taxes are excluded from revenue.

	Three months ended March 31,
(in $ millions)	2022	2021
Travel revenue	$256	$62
Products and professional services revenue	94	64
Total revenue	$350	$126

Payments from clients and suppliers are generally due within 30 to 45 days of invoicing.

Contract Balances

Contract assets represent the Company’s right to consideration in exchange for services transferred to a customer when that right is conditioned on the Company’s future performance obligations. Contract liabilities represent the Company’s obligation to transfer services to a customer for which the Company has received consideration (or the amount is due) from the customer.

The opening and closing balances of the Company’s accounts receivables, net, contract assets and contract liabilities are as follows:

		Contract assets (liabilities)	Contract liabilities
(in $ millions)	Accounts receivables, net (1)	Client incentives, net (non-current)	Deferred revenue (current)
Balance as of March 31, 2022	$554	$(8)	$25
Balance as of December 31, 2021	$375	$(3)	$18

(1)	Accounts receivables, net, exclude balances not related to contracts with customers.

Deferred revenue is recorded when a performance obligation has not been satisfied but an invoice has been raised. Cash payments received from customers in advance of the Company completing its performance obligations are included in deferred revenue in the Company's condensed consolidated balance sheets. The Company generally expects to complete its performance obligations under the contracts within one year. During the three months ended March 31, 2022, the cash payments received or due in advance of the satisfaction of the Company’s performance obligations were offset by $5 million of revenue recognized that was included in the deferred revenue balance as of December 31, 2021.

Remaining Performance Obligations

As of March 31, 2022, the aggregate amount of the transaction price allocated to the Company’s remaining performance obligations was approximately $29 million, which the Company expects to recognize as revenue as performance obligations are satisfied over the next 24 months.

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected term of one year or less.

11

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of:

	As of
(in $ millions)	March 31, 2022	December 31, 2021
Prepaid expenses	$48	$42
Income tax receivable	31	32
Deferred offering costs	24	21
Value added and similar taxes receivables	14	11
Other prepayments and receivables	26	31
Prepaid expenses and other current assets	$143	$137

(5)	Property and Equipment, Net

Property and equipment, net consist of:

	As of
(in $ millions)	March 31, 2022	December 31, 2021
Capitalized software for internal use	$306	$304
Computer equipment	67	65
Leasehold improvements	52	52
Furniture, fixtures and other equipment	6	6
Capital projects in progress	14	9
	445	436
Less: accumulated depreciation and amortization	(232)	(220)
Property and equipment, net	$213	$216

Depreciation and amortization expense for the three months ended March 31, 2022 and 2021 was $21 million and $19 million, respectively. Depreciation and amortization includes $14 million and $13 million of amortization related to capitalized software for internal use for the three months ended March 31, 2022 and 2021, respectively.

(6)	Business Acquisition

There was no business acquisition during the three months ended March 31, 2022.

Acquisition of Ovation Group

On January 21, 2021, the Company, through its wholly-owned subsidiary, GBT US LLC, acquired all of the outstanding shares of Ovation Travel, LLC, (along with its subsidiaries, the “Ovation Group”) for a total cash purchase consideration of $57 million (including approximately $4 million of deferred consideration), net of cash acquired. The results of Ovation Group’s operations have been included in the consolidated financial statements of the Company since the date of its acquisition.

The terms of the acquisition included contingent consideration of approximately $4 million and is subject to the continued employment of certain Ovation employees for a specified duration of employment as set out under the business purchase agreement. The Company accrues for this expense as compensation expense.

The fair value of the acquisition was allocated primarily to goodwill of $36 million, amortizing intangible assets of $29 million (corporate client relationships of $25 million and Tradenames of $4 million) and net liabilities assumed of $8 million. Goodwill generated from the acquisition is attributable to acquired workforce and expected synergies from centralized management and future growth. The acquired corporate client relationships and tradenames are being amortized over their estimated useful lives of 10 years and 5 years, respectively. The Company incurred $3 million in acquisition related costs which was expensed as incurred.

12

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The amount of revenue and net loss of the Ovation Group since the acquisition date included in the condensed consolidated statements of operations for the three month period ended March 31, 2021 was $2 million and $4 million, respectively. Assuming an acquisition date of January 1, 2020, the unaudited pro forma revenue and net loss of the Company for the three months ended March 31, 2021 would not have been materially different to the amount of revenue and net loss presented in the condensed consolidated statements of operations for the three months ended March 31, 2021. The pro forma financial information adjusts for the effects of material business combination items primarily related to amortization of acquired intangible assets and the corresponding income tax effects.

Acquisition of Egencia

On November 1, 2021, the Company completed its acquisition of Egencia, a business-to-business digital travel management company serving corporate clients, from an affiliate of Expedia, Inc., EG Corporate Travel Holdings LLC (“Expedia”). As purchase consideration for this acquisition, the Company issued 8,413,972 non-voting ordinary shares, fair value of which was determined to be $816 million. As a result, Expedia became an indirect holder of non-voting ordinary shares of GBT, which represents approximately 19% of GBT’s equity interests, excluding preferred shares, Profit Shares, MIP Options and MIP Shares. This value was determined on the basis of the estimated total enterprise value of GBT (post acquisition of Egencia) and calculated based on a multiple of Adjusted EBITDA. Such equity interest is subject to changes based on final debt/cash and working capital adjustments. The acquisition of Egencia will complement the Company’s existing business and is expected to further accelerate its growth strategy in the small-to-medium-sized enterprise sector.

The Company’s preliminary purchase price allocation is based on information that is currently available. The preliminary purchase price allocations are subject to, among other items, debt/cash and working capital adjustments and further analysis of tax accounts, including deferred tax assets and liabilities.

The financial results of Egencia have been included in the Company’s consolidated financial statements since the date of its acquisition. The amount of revenue and net loss of the Egencia business for the three months ended March 31, 2022 were $66 million and $28 million, respectively. Further, during the three months ended March 31, 2022, the Company made an adjustment of $2 million to Goodwill (see note 7 – Goodwill and Other Intangible Assets, Net).

Assuming an acquisition date of January 1, 2020, the unaudited pro forma revenue and net loss of the Company for the three months ended March 31, 2021 would have been $148 million and $201 million, respectively.

(7)	Goodwill and Other Intangible Assets, Net

The following table sets forth changes in goodwill during the three months ended March 31, 2022:

(in $ millions)	Amount
Balance as of December 31, 2021	$1,358
Egencia acquisition adjustments	2
Currency translation adjustments	(14)
Balance as of March 31, 2022	$1,346

There were no goodwill impairment losses recorded for the three months ended March 31, 2022 and 2021 and there are no accumulated goodwill impairment losses as of March 31, 2022.

13

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table sets forth the Company’s other intangible assets with definite lives as of March 31, 2022 and December 31, 2021:

	March 31, 2022			December 31, 2021
(in $ millions)	Cost	Accumulated depreciation	Net	Cost	Accumulated depreciation	Net
Trademarks/tradenames	$115	$(64)	$51	$115	$(62)	$53
Corporate client relationships	815	(209)	606	815	(189)	626
Supplier relationship	254	(194)	60	254	(188)	66
Travel partner network	4	(3)	1	4	(3)	1
Other intangible assets	$1,188	$(470)	$718	$1,188	$(442)	$746

Amortization expense relating to definite-lived intangible assets was $23 million and $15 million for the three months ended March 31, 2022 and 2021, respectively.

(8)	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of:

	As of
(in $ millions)	March 31, 2022	December 31, 2021
Accrued payroll and related costs	$160	$198
Accrued operating expenses	131	147
Accrued restructuring costs (see note 9)	57	69
Client deposits	45	59
Deferred revenue	25	18
Value added and similar taxes payable	9	6
Income tax payable	7	7
Other payables	14	15
Accrued expenses and other current liabilities	$448	$519

(9)	Restructuring Charges

The table below sets forth accrued restructuring cost included in accrued expenses and other current liabilities, for the three months ended March 31, 2022:

(in $ millions)	Employee related	Facility	Total
Balance as of December 31, 2021	$64	$5	$69
Charges	2	—	2
Cash settled	(13)	(1)	(14)
Balance as of March 31, 2022	53	4	57

14

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(10)	Long-term Debt

The outstanding amount of the Company’s long-term debt consists of:

	As of
(in $ millions)	March 31, 2022	December 31, 2021
Senior Secured Credit Agreement
Principal amount of senior secured initial term loans (Maturity – August 2025) (1)	$241	$242
Principal amount of senior secured tranche B-3 term loans (Maturity – December 2026) (2)	800	800
Principal amount of senior secured revolving credit facility (Maturity – August 2023) (3)	—	—
	1,041	1,042
Less: Unamortized debt discount and debt issuance costs	(18)	(19)
Total debt, net of unamortized debt discount and debt issuance costs	1,023	1,023
Less: Current portion of long-term debt	3	3
Long-term debt, non-current, net of unamortized debt discount and debt issuance costs	$1,020	$1,020

(1)	Stated interest rate of LIBOR + 2.50% as of March 31, 2022 and December 31, 2021.

(2)	Stated interest rate of LIBOR + 6.50% (with a LIBOR floor of 1.00%) as of March 31, 2022 and December 31, 2021.

(3)	Stated interest rate of LIBOR + 2.25% as of March 31, 2022 and December 31, 2021.

During the three months ended March 31, 2022, the Company repaid the contractual quarterly installment of $1 million of principal amount of senior secured initial term loans. During the three months ended March 31, 2021, the Company had borrowed $50 million principal amount of senior secured tranche B-2 term loans, which were fully repaid in December 2021.

As of March 31, 2022, the Company had $200 million of unutilized commitments remaining under the senior secured tranche B-3 term loan facilities that are available on a delayed-draw basis for a six-month period after the date of such initial borrowings in December 2021, subject to certain customary borrowing conditions (“Tranche B-3 DDTL Facility”). The Company is required to pay a fee of 3.00% per annum on the actual daily unused commitments under the Tranche B-3 DDTL Facility, payable quarterly in arrears. On May 19, 2022, the Company borrowed a principal amount of $100 million of senior secured tranche B-3 term loans under the Tranche B-3 DDTL Facility. Further, on May 25, 2022, the Company issued a notice to the administrative agent under the senior secured credit agreement requesting an additional borrowing of the last remaining $100 million of the delayed draw commitments under the Tranche B-3 DDTL Facility (see note 18 – Subsequent Events).

At the option of Group Services B.V., a wholly owned subsidiary of GBT (the “Borrower”), upon prior written notice, amounts borrowed under one or more of the senior secured credit facilities (as selected by the Borrower) may be voluntarily prepaid, and/or unused commitments thereunder may be voluntarily reduced or terminated, in each case, in whole or in part, at any time without premium or penalty (other than (i) any applicable prepayment premium required to be paid pursuant to the senior secured credit agreement, and (ii) customary breakage costs in connection with certain prepayments of loans bearing interest at a rate based on LIBOR). Subject to certain exceptions set forth in the senior secured credit agreement, the Borrower is required to prepay the senior secured term loans with (i) 50% (subject to leverage-based step-downs) of annual excess cash flow (as defined in the credit agreement) in excess of a threshold amount, (ii) 100% (subject to leverage-based step-downs) of the net cash proceeds from certain asset sales and casualty events, subject to customary reinvestment rights, (iii) 100% of the net cash proceeds from the incurrence of certain indebtedness and (iv) other than in connection with the consummation of the business combination with APSG pursuant to the Business Combination Agreement, 50% of the net cash proceeds from the consummation of any initial public offering (or similar transaction) of the common stock of GBT (or a parent entity thereof).

15

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The senior secured revolving credit facility has (i) a $30 million sublimit for extensions of credit denominated in certain currencies other than U.S. dollars, (ii) a $10 million sublimit for letters of credit, and (iii) a $10 million sublimit for swingline borrowings. Extensions of credit under the senior secured revolving credit facility are subject to customary borrowing conditions. The Borrower is required to pay a fee of 0.375% per annum on the average daily unused commitments under the senior secured revolving credit facility, payable quarterly in arrears. As of both March 31, 2022 and December 31, 2021, no borrowings or letters of credit were outstanding under the senior secured revolving credit facility.

Interest on the senior secured credit facilities is payable quarterly in arrears (or, if earlier in the case of LIBOR loans, at the end of the applicable interest period). The effective interest rate on the senior secured term loans for the three months ended March 31, 2022 was approximately 7%.

Security; Guarantees

GBT UK TopCo Limited, a wholly-owned direct subsidiary of GBT, and certain of its direct and indirect subsidiaries, as guarantors (such guarantors, collectively with the Borrower, the “Loan Parties”), provide an unconditional guarantee, on a joint and several basis, of all obligations under the senior secured credit facilities and under cash management agreements and swap contracts with the lenders or their affiliates (with certain limited exceptions). Subject to certain cure rights, as of the end of each fiscal quarter, at least 70% of the consolidated total assets of the Loan Parties and their subsidiaries must be attributable, in the aggregate, to the Loan Parties; provided that such coverage test shall instead be calculated based on 70% of Consolidated EBITDA (as defined in the senior secured credit agreement) of the Loan Parties and their subsidiaries for the four prior fiscal quarters, commencing with the first quarterly test date after January 2021 on which Consolidated EBITDA of the Loan Parties and their subsidiaries exceeds $100 million. Further, the lenders have a first priority security interest in substantially all of the assets of the Loan Parties.

Covenants

The senior secured credit agreement contains various affirmative and negative covenants, including certain financial covenants (see below) and limitations (subject to exceptions) on the ability of the Loan Parties and their subsidiaries to: (i) incur indebtedness or issue preferred stock; (ii) incur liens on their assets; (iii) consummate certain fundamental changes (such as acquisitions, mergers, liquidations or changes in the nature of the business); (iv) dispose of all or any part of their assets; (v) pay dividends or other distributions with respect to, or repurchase, any equity interests of any Loan Party or any equity interests of any direct or indirect parent company or subsidiary of any Loan Party; (vi) make investments, loans or advances; (vii) enter into transactions with affiliates and certain other permitted holders; (viii) modify the terms of, or prepay, any of their subordinated or junior lien indebtedness; (ix) make certain changes to a Loan Party’s entity classification for U.S. federal income tax purposes or certain intercompany transfers of a Loan Party’s assets if, as a result thereof, an entity would cease to be a Loan Party due to adverse tax consequences; (x) enter into swap contracts; and (xi) enter into certain burdensome agreements.

The senior secured credit agreement also requires that an aggregate amount of Liquidity (as defined in the senior secured credit agreement) equal to at least $200 million be maintained, which, from and after the effectiveness of December 2021 amendments to the senior secured credit agreement is tested on a monthly basis.

The senior secured credit agreement also contains a financial covenant applicable solely to the senior secured revolving credit facility. Such financial covenant requires the first lien net leverage ratio (calculated in a manner set forth under the senior secured credit agreement) to be less than or equal to 3.25 to 1.00 as of the last day of any fiscal quarter on which the aggregate principal amount of outstanding loans and letters of credit under the senior secured revolving credit facility exceeds 35% of the aggregate principal amount of the senior secured revolving credit facility. The senior secured credit agreement provides that such financial covenant is suspended for a limited period of time if an event that constitutes a “Travel MAC” (as defined in the senior secured credit agreement) has occurred and the Loan Parties are unable to comply with such covenant as a result of such event. Such financial covenant did not apply for the period ended March 31, 2022.

16

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of March 31, 2022, the Company was in compliance with all applicable covenants under the senior secured credit agreement.

Events of Default

The senior secured credit agreement contains default events (subject to certain materiality thresholds and grace periods), which could require early prepayment, termination of the senior secured credit agreement or other enforcement actions customary for facilities of this type. As of March 31, 2022, no event of default existed under the senior secured credit agreement.

(11)	Commitments and Contingencies

Purchase Commitment

In the ordinary course of business, the Company makes various commitments to purchase goods and services from specific suppliers, including those related to capital expenditures. As of March 31, 2022, the Company had approximately $206 million of outstanding non-cancellable purchase commitments, primarily relating to service, hosting and licensing contracts for information technology, of which $71 million relates to the twelve months ending March 31, 2023. These purchase commitments extend through 2026.

Guarantees

The Company has obtained bank guarantees in respect of certain travel suppliers and real estate lease agreements amounting to $25 million. Certain of these bank guarantees require the Company to maintain cash collateral which has been presented as restricted cash within other non-current assets in the Company’s condensed consolidated balance sheet.

Legal Contingencies

The Company recognizes legal fees as incurred when the legal services are provided.

Based on its current knowledge, and taking into consideration its litigation-related liabilities, the Company believes it is not a party to any pending legal proceeding or governmental examination that would have a material adverse effect on the Company’s consolidated financial condition or liquidity.

(12)	Equity-Based Compensation

The Company has an equity-based long-term management incentive plan (the “Plan”), the GBT JerseyCo Limited Amended and Restated Management Incentive Plan, originally adopted on June 30, 2014 and most recently amended and restated on December 2, 2021 under which options to purchase a class of GBT shares (referred to as “MIP Shares”) are generally granted to key management employees and certain directors of the Company. As of March 31, 2022, approximately 4.8 million MIP Shares were reserved for issuance under the Plan. Any MIP Shares issued under the Plan (i) will be non-voting; (ii) will entitle the holder thereof to proportionally share profits of the Company in accordance with separate allocation and distribution provisions set forth under the amended and restated shareholders agreement between Amex Coop and Juweel (the “Shareholders Agreement”); and (iii) will entitle the holder thereof to receive dividends declared on MIP Shares issued under the Plan, from time to time in accordance with allocation and distribution provisions set forth in the Shareholders Agreement. As a general matter, neither the options granted nor any MIP Shares issued under the Plan will be entitled to share in any profits or capital of GBT until certain thresholds of distributions to Amex Coop and Juweel have been satisfied. Under the current terms, neither the options granted nor any MIP Shares issued under the Plan will trade or be listed on any stock exchange. As of March 31, 2022, no MIP Shares were issued and outstanding under the Plan.

17

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Under the Plan, the Company grants options to purchase MIP Shares to employees, which generally vest in three to five equal installments on each anniversary of the grant date. The options have a contractual life of ten years from the grant date. There are no performance conditions associated with the vesting of the options. The exercise price of options granted under the plan is 100% of the fair market value of the shares subject to the award, determined as of the date of grant, or such higher amount as the compensation committee may determine in connection with the grant.

The Black Scholes model is used to determine the weighted average fair value of the options. A market and income approach is used to determine the enterprise fair value of the Company. The equity fair value is then allocated to the options. There were no new grants or any forfeitures of the options for the three months ended March 31, 2022.

Total equity-based compensation expense recognized in the Company’s condensed consolidated statements of operations for the three months ended March 31, 2022 and 2021 amount to $3 million and $0, respectively, and is included within general and administrative expense on the condensed consolidated statements of operations. The Company expects compensation expense, related to unvested stock options, of approximately $32 million to be recognized over the remaining weighted average period of 2.7 years.

Upon the closing of Business Combination as discussed in note 1 - Business Description and Basis of Presentation, GBTG adopted the Amended & Restated Global Business Travel Group, Inc. Management Incentive Plan (the “GBTG MIP”) which superseded the existing GBT Management Incentive Plan, as amended and restated, from time to time. Pursuant to the terms of the GBT MIP, all options granted under the GBT MIP that were outstanding at the closing were converted into options to purchase shares of common stock of GBTG (“GBTG MIP Options”) and were treated as if they were originally granted under the GBTG MIP. Generally, the vesting and forfeiture terms of the GBTG MIP Options held by executive officers of GBT continue to be the same as provided under the GBT MIP. All GBT MIP options that were outstanding immediately prior to the closing of the Business Combination, whether vested or unvested, were equitably converted into GBTG’s MIP Options.

(13)	Shareholders’ Equity

In August 2020, the then-existing shareholders of GBT entered into equity commitment letters with GBT pursuant to which each of Amex Coop and Juweel, in their respective capacities as shareholders of GBT, committed to provide up to $150 million each (up to $300 million in the aggregate) of preferred equity financing to GBT, subject to the terms and conditions set forth therein (the “Shareholders Equity Commitments”). The Shareholders Equity Commitments were originally scheduled to survive for a period of one year from the date of execution, which termination date was extended later to August 2022. As of March 31, 2022, the Company has an amount of $150 million available under Shareholders Equity Commitments that can be drawn at a future date until the earlier of August 2022 and closing of the Business Combination. The Shareholders Equity Commitments will terminate on closing of the Business Combination.

The following classes of GBT shares were issued and outstanding as of March 31, 2022:

Preferred Shares: GBT’s amended memorandum and articles of association includes authorized share capital consisting of 3 million preferred shares of nominal value €0.00001 per preferred share, as a class of share with no voting rights. Subject to the terms of the Shareholders Agreement, the holders of preferred shares are entitled to receive, when, as and if declared by the board of directors of GBT out of funds of GBT legally available therefor, cumulative dividends at the rate of 12% per share per annum; provided, that if any preferred share remains issued and outstanding following September 15, 2023, the dividend rate with respect to such preferred share increases to 14% per share per annum from and after September 15, 2023, for so long as such preferred share remains outstanding. Further, the total amount of dividends on such preferred shares is computed on a cumulative basis and compounded daily in accordance with the terms of the Shareholders Agreement and GBT’s memorandum and articles of association. The preferred shares are redeemable, in whole or in part, at the election of the Company, at any time at a price per share equal to the unreturned capital contributions associated with such preferred share plus accrued and unpaid cumulative dividends thereon to the date of redemption.

18

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

There was no issuance of preferred shares during the three months ended March 31, 2022; however, the Company accrued a dividend of $5 million, for the three months ended March 31, 2022, on the outstanding balance of preferred shares. During the three months ended March 31, 2021, the Company issued 500,000 preferred shares in equal proportion to Amex Coop and Juweel for a total consideration of $50 million. As the preferred shares of GBT were issued to the ordinary shareholders, although the preferred shares are redeemable at the option of GBT, these have been classified as mezzanine equity.

Upon closing of the Business Combination on May 27, 2022, GBT redeemed, in full, the outstanding amount of preferred shares, including dividends accrued thereon (see note 18 – Subsequent Events). Upon redemption, all the preferred shares were cancelled and the Shareholders Equity Commitment terminated.

Voting Ordinary Shares: GBT has authorized 40 million of voting ordinary shares of nominal value €0.00001 per voting ordinary share representing, as a class, a right to equity capital and profits of the Company. This class of shares has voting rights. As of March 31, 2022, the Company had 36 million voting ordinary shares issued and outstanding.

Non-Voting Ordinary Shares: GBT has authorized 15 million of non-voting ordinary shares of nominal value €0.00001 per non-voting ordinary share representing, as a class, a right to equity capital and profits of the Company. This class of shares has no voting rights. The Company has 8,413,972 non-voting ordinary shares issued to Juweel that remained outstanding as of March 31, 2022.

Profit Shares: GBT has 800,000 authorized, issued and outstanding Profit Shares of nominal value €0.00001 per Profit Share representing, as a class, a right to share in 2% of the Company’s profits. Profit Shares have no voting rights. The entire Profit Shares have been issued to Juweel.

MIP Shares: See note 12 - Equity-based Compensation.

Upon closing of the Business Combination on May 27, 2022, GBT’s authorized, issued and outstanding shares was changed (see note 18 – Subsequent Events).

Transfer Restrictions and Other Shareholder Rights

Preferred shares, voting ordinary shares, non-voting ordinary shares and Profit Shares are subject to the terms of the Shareholders’ Agreement, including provisions regarding tax distributions and transfer restrictions. Shares issued under the Plan are subject to a Management Stockholders’ Agreement, which includes customary provisions regarding tax distributions, transfer restrictions and clawbacks, where permissible.

Distributions

Any payment in respect of the shares is to be allocated among the classes of shares as set out within the Shareholders Agreement.

For the three months ended March 31, 2022 and 2021, the Company paid cash of $0 and $1 million, respectively, in relation to accrued capital distribution to cover certain administrative costs of its shareholders. See the discussion above for dividends on preferred shares accrued during the three months ended March 31, 2022.

Antidilution and Related Adjustments

Notwithstanding anything in the Company’s articles of association, the Board of Directors shall have the right to make adjustments to the rights of the option (or shares issued thereof) holders without the consent of such option (or shares issued thereof) holders as it deems necessary or appropriate to avoid the dilution or enhancement of rights or interests in the event of any change in the capitalization of the Company.

19

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) represents certain components of revenues, expenses, gains and losses that are included in comprehensive income (loss) but are excluded from net income (loss). Other comprehensive income (loss) amounts are recorded directly as an adjustment to total equity, net of tax. The changes in the accumulated other comprehensive loss, net of tax, were as follows:

(in $ millions)	Currency translation adjustments	Defined benefit plan related	Unrealized gain on cash flow hedge and hedge of investments in foreign subsidiary	Total accumulated other comprehensive loss
Balance as of December 31, 2021	$(38)	$(128)	$4	$(162)
Net changes during the period, net of tax benefit, $0	(16)	—	9	(7)
Balance as of March 31, 2022	$(54)	$(128)	$13	$(169)

(in $ millions)	Currency translation adjustments	Defined benefit plan related	Unrealized gain on cash flow hedge and hedge of investments in foreign subsidiary	Total accumulated other comprehensive loss
Balance as of December 31, 2020	$(23)	$(160)	$4	$(179)
Net changes during the period, net of tax benefit, $0	(9)	—	—	(9)
Balance as of March 31, 2021	$(32)	$(160)	$4	$(188)

(14)	Loss per share

Basic net income (loss) per share is computed by dividing the net income (loss) available to the Company by the weighted average number of ordinary shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) available to the Company by the weighted average number of ordinary shares outstanding and potentially dilutive securities outstanding during the period. Potentially dilutive securities include stock options, calculated using the treasury stock method.

For each of the three months ended March 31, 2022 and 2021, the Company had less than 1 million of share equivalents primarily associated with the Company’s stock options that were excluded from the calculation of diluted earnings per share as their inclusion would have been antidilutive, as the Company had incurred a loss during the periods.

(15)	Derivatives and Hedging

The Company is subject to market risk exposure arising from changes in interest rates on its term loan, which bears interest at a rate that is based on three-months LIBOR. In order to protect against potential higher interest costs resulting from anticipated increases in LIBOR, in February, 2022, the Borrower entered into an interest rate swap contract that fix the interest rate. The Company’s objective in using an interest rate swap derivative is to mitigate its exposure to increase / variability in LIBOR interest rates. The table below sets out the key terms of the interest rate swap:

Notional amount (in $ millions)	Period	Fixed Interest rate
$600	March 2022 to March 2025	2.0725%

20

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For a portion of its debt, the interest rate swap fixes the variable component of the Company’s interest expense at 2.0725%. The interest rate swap has been designated as a cash flow hedge and is highly effective at offsetting the increases in cash outflows when three-month LIBOR exceeds 2.0725%. Changes in the fair value of the interest rate swap, net of tax, are recognized in other comprehensive income and are reclassified out of accumulated other comprehensive income (loss) and into interest expense when the hedged interest obligations affect earnings.

(16)	Fair Value Measurements

Financial instruments which are measured at fair value, or for which a fair value is disclosed, are classified in the fair value hierarchy, as outlined below, on the basis of the observability of the inputs used in the fair value measurement:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2 — Valuations based on quoted prices in active markets for similar assets or liabilities, quoted prices in non-active markets or for which all significant inputs, other than quoted prices, are observable either directly or indirectly, or for which unobservable inputs are corroborated by market data.

Level 3 — Valuations based on inputs that are unobservable and significant to overall fair value measurement.

As of March 31, 2022, the Company’s financial assets and liabilities recorded at fair value on a recurring basis consist of its derivative instrument – interest rate swap. The fair value of interest rate swap has been calculated using a discounted cash flow analysis by taking the present value of the fixed and floating rate cash flows utilizing the forward LIBOR curve and the counterparty’s credit risk, which was determined to be not material.

Presented below is a summary of the gross fair value of the Company’s derivative contract, which have been designated as hedging instrument, recorded on the condensed consolidated balance sheets at fair value.

			As of
(in $ millions)	Balance sheet location	Fair Value Hierarchy	March 31, 2022	December 31, 2021
Interest rate swaps	Other non-current assets	Level 2	$9	$—

The Company does not measure its debt at fair value in its consolidated balance sheets. Where the fair value of the Company’s long-term debt is determined based on quoted prices for identical or similar debt instruments when traded as assets, it is categorized within Level 2 of the fair value hierarchy. Where quoted prices are not available, fair value is estimated using discounted cash flows and market-based expectation of interest rates, credit risks and contractual term of the debt instruments and is categorized within Level 3 of the fair value hierarchy.

The fair values of the Company’s outstanding senior secured term loans are as follows:

	Fair	As of March 31, 2022		As of December 31, 2021
(in $ millions)	Value Hierarch	Carrying amount (1)	Fair Value	Carrying amount (1)	Fair Value
Senior secured initial term loans	Level 2	$235	$226	$236	$233
Senior secured new tranche B-3 term loans	Level 3	$788	$767	$787	$800

(1)	Outstanding principal amount of senior secured term loans less unamortized debt discount and debt issuance costs.

21

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

(17)	Related Party Transactions

The following summaries relate to certain related party transactions entered into by the Company with certain of its shareholders, its shareholders affiliates and the Company’s affiliates.

Advisory Services Agreement

Certares Management Corp. (“Certares”), an indirect equity owner of the Company, provides certain advisory services to the Company for which fees of less than $1 million were incurred for each of the three months ended March 31, 2022 and 2021. As of March 31, 2022 and December 31, 2021, the Company had $5.0 million and $4.4 million as amounts payable to Certares under this agreement. The agreement is expected to terminate upon the closing of the Business Combination.

Commercial Agreements

The Company has various commercial agreements with the affiliates of Amex Coop. In respect of such agreement, included in the operating costs are costs of approximately $5 million and $2 million in charges from affiliates of Amex Coop for the three months ended March 31, 2022 and 2021, respectively. Revenues also include income from affiliates of Amex Coop for approximately $5 million and $4 million for the three months ended March 31, 2022 and 2021, respectively. Amounts payable to affiliates of Amex Coop under these agreements as of March 31, 2022 and December 31, 2021, were $18 million and $16 million, respectively. Amounts receivable from affiliates of Amex Coop under these agreements was $4 million and $15 million as of March 31, 2022 and December 31, 2021, respectively. In anticipation of, and effective upon, the closing of the Business Combination, the parties agreed to amend the terms of certain of these commercial arrangements.

Apart from above, there are certain tax indemnity and other agreements between the Company and affiliates of Amex Coop. Amounts payable to affiliates of Amex Coop in respect of such agreements was $ 2million as of both March 31, 2022 and December 31, 2021. Amounts receivable from affiliates of Amex Coop in respect of such agreements were $0.9 million and $0.3 million as of March 31, 2022 and December 31, 2021, respectively.

License of American Express Marks

GBT US LLC, a wholly owned subsidiary of GBT, has entered into a royalty-free trademark license agreement with American Express pursuant to which GBT US LLC was granted a license to use, and the right to sublicense to certain subsidiaries of GBT the right to use, the American Express trademarks used in the American Express Global Business Travel and American Express Meetings & Events brands for business travel, business consulting and meetings and events businesses on a royalty-free, exclusive, non-assignable, non-sublicensable (other than as set out in the agreement), and worldwide basis.

In connection with the consummation of the business combination with APSG, the parties will amend and restate the foregoing trademark license agreement to grant GBT Travel Services UK Limited (“GBT UK”), an indirect wholly owned subsidiary of GBT, a long-term, 11-year license (unless earlier terminated or extended) pursuant to which GBT UK, all wholly owned operating subsidiaries of GBT’s publicly listed entity and other permitted sublicensees will license the American Express trademarks used in the American Express Global Business Travel brand, transition the American Express Meetings & Events brand to the American Express GBT Meetings & Events brand, and license the American Express trademarks used in the American Express GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel (“Business Travel Services”). This amended and restated trademark license agreement will also provide GBT’s publicly listed entity the flexibility to operate non-Business Travel Services businesses under brands that do not use any trademarks owned by American Express, subject to certain permissibility and other requirements.

22

GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Shareholders Agreement

GBT has entered into a shareholders’ agreement with its shareholders, which has been amended and restated from time-to-time. The shareholders’ agreement contains agreements among the parties with respect to, among other things, board designation rights, consent rights, drag-along and tag-along rights, pre-emptive rights, registration rights and restrictions on the transfer of GBT shares. The consent rights and restrictions on tag-along, drag-along and pre-emptive rights, as well as certain of the restrictions on transfers of shares under the shareholders agreement, terminate upon the consummation of the business combination with APSG. In connection with the business combination with APSG, the Company will enter into a new shareholders agreement that will supersede the current shareholders agreement and will include provisions with respect to tax matters and corporate governance following the business combination with APSG.

Commercial and Operating Agreements with Expedia

An affiliate of GBT and an affiliate of Expedia entered into a ten-year term marketing partner agreement to provide the GBT’s corporate clients with access to Expedia group’s hotel content. As a result of this agreement, the Company recognized revenue of $19 million for the three months ended March 31, 2022 and the Company had $9 million and $4 million receivable from the affiliate of Expedia as of March 31, 2022 and December 31, 2021, respectively.

GBT UK has entered into a Transition Services Agreement with Expedia, Inc. (the “Egencia TSA”), pursuant to which Expedia, Inc. (an affiliate of Expedia) and its affiliates provide certain transition services to GBT UK and its affiliates to facilitate an orderly transfer of Egencia from Expedia to GBT. For the three months ended March 31, 2022, the total cost charged to the Company was approximately $11 million that was included in the Company’s consolidated statements of operations and as of March 31, 2022 and December 31, 2021 the Company had a payable to Expedia Inc. of $11 million and $8 million, respectively. Further, as of March 31, 2022 and December 31, 2021, Egencia had a net payable of $4 million and $16 million to Expedia primarily on account of pre-acquisition transactions between Egencia and Expedia and as Expedia collected cash on behalf of Egencia for several of Egencia’s transactions during the three months ended March 31, 2022.

(18)	Subsequent Events

The Company has evaluated and recognized or disclosed subsequent events, as appropriate, through June 3, 2022, the date the condensed consolidated financial statements as of and for the three months ended March 31, 2022 were available for issuance.

Borrowings under the senior secured credit agreement

On May 19, 2022, the Company borrowed a principal amount of $100 million of senior secured tranche B-3 term loans under the $200 million of delayed draw commitments that were established under the Tranche B-3 DDTL Facility. On May 25, 2022, the Company issued a notice to the administrative agent under the senior secured credit agreement requesting an additional borrowing of the last remaining $100 million of delayed draw commitments under the Tranche B-3 DDTL facility. It is expected that the funding of such requested borrowing will be completed on June 9, 2022, subject to certain customary borrowing conditions.

Closing of Business Combination with APSG

The Business Combination closed on May 27, 2022 upon satisfaction of the closing conditions, including approval by APSG’s shareholders and certain regulatory approvals. Upon closing, APSG was renamed as Global Business Travel Group, Inc. and GBT became a directly subsidiary of GBTG. The Business Combination will be accounted for as a reverse recapitalization, with no asset or liability fair valued or any goodwill and other intangible assets recognized.

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GBT JERSEYCO LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

At the closing of the Business Combination:

•	GBT’s class of shares changed and the new shares comprised of: (i) A ordinary shares (ii) B ordinary shares (iii) C Ordinary shares and (iv) Z ordinary shares. The existing GBT shares were converted to new shares based on a conversion ratio as determined under the Business Combination Agreement.

•	GBT issued and sold to GBTG/APSG, and GBTG/APSG subscribed for and purchased from GBT, (i) 56,945,033 number of A ordinary shares of GBT equal to the number of shares of GBTG/APSG class A common stock and (ii) a Z ordinary share of GBT, and after considering payment of certain transaction expenses and redemption of preferred shares of $168 million (including accrued dividends until the date of closing), GBT received net proceeds of $128 million upon closing of the Business Combination.

•	GBTG/APSG issued and sold to GBT, and GBT subscribed for and purchased from GBTG/APSG, 394,448,481 shares of GBTG/APSG’s class B common stock equal to the total number of B ordinary shares of GBT issued in connection with the Business Combination Agreement, and GBT paid to GBTG/APSG the par value amount per share for such share subscription.

•	Juweel, Expedia and Amex Coop (together the “Continuing JerseyCo Owners”) and GBT entered into a class B common stock distribution agreement pursuant to which GBT distributed to the Continuing JerseyCo Owners, and each Continuing JerseyCo Owner accepted from GBT, the shares of class B common stock that GBT acquired in connection with the GBTG/APSG subscription of such shares as discussed above, in partial consideration for the redemption and cancellation of the existing GBT ordinary shares held by the Continuing JerseyCo Owners. Upon such distribution and exchange, GBT’s existing voting, non-voting and profit shares were cancelled.

•	Holders of GBT ordinary shares, profit shares, MIP shares and GBT MIP Options were granted an aggregate of 15,000,000 C ordinary shares, that were allocated among such holders on a pro rata basis. C ordinary shares are “earnout” shares and vest as follows:

o	One-half, if the volume-weighted average price (“VWAP”) of class A common stock of GBTG is greater than or equal to $12.50 per share for any 20 trading days within a period of 30 consecutive trading days

o	One-half, if the VWAP of class A common stock of GBTG is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days

To the extent that either of the aforementioned triggering events do not occur within the five year vesting period, such shares will be forfeited and terminated.

As a result, after the closing of the Business Combination transaction, GBT had 56,945,033 A ordinary shares, 394,448,481 B ordinary shares and one Z ordinary share issued and outstanding.

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